EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

Number: 05-09

XTO ENERGY ACQUIRES PRODUCING PROPERTIES FROM PLAINS EXPLORATION

FOR $350 MILLION; INCREASES 2005 GROWTH TARGET TO 23-25%

FORT WORTH, TX (April 1, 2005) – XTO Energy Inc. (NYSE-XTO) announced today that it has agreed to purchase producing properties from Plains Exploration & Production Company (NYSE-PXP) of Houston, Texas with an effective date of January 1, 2005 for $350 million. These properties further expand the Company’s operations in its core Eastern Region of East Texas and northern Louisiana. XTO Energy’s internal engineers estimate the proved reserves to be 175 billion cubic feet of gas equivalent (Bcfe), of which 75% are proved developed and 95% are attributable to natural gas. Development costs for the proved undeveloped reserves are estimated at $.90—$1.20 per thousand cubic feet (Mcf). The acquisitions will initially add production of about 35 million cubic feet of natural gas per day (MMcf/d). As a result, the Company is increasing its production growth target in 2005 to 23-25%, up from 21-23%.

“This acquisition illustrates the ongoing momentum the XTO franchise has built in our core operating positions across the country. We stake our initial claim and then grow through drilling and additional purchases,” stated Bob R. Simpson, Chairman and Chief Executive Officer. “These properties fit perfectly into our long-term development platform and further strengthen our position as a top producer in East Texas.”

These premium producing properties expand XTO Energy’s holdings in the Sabine Uplift and Cotton Valley trends. Significant fields include Carthage, Rosewood, White Oak/Glenwood, Beckville, East Henderson and Oak Hill. The predominant producing formations are the sand sequences of the Cotton Valley, Bossier, Travis Peak and Pettit zones. XTO will operate about 60% of the value of the acquired interests.

The transaction is scheduled to close on or before May 31, 2005. The final closing price will reflect a net revenue adjustment from the effective date, currently estimated at $20-25 million, typical closing and post-closing adjustments and minor preferential purchase right elections.

XTO Energy Inc. is a premier domestic energy producer engaged in the acquisition, exploitation and development of quality, long-lived oil and natural gas properties. The Company, whose predecessor companies were established in 1986, completed its initial public offering in May 1993. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska, Utah and Louisiana.

Contact:	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy Inc. 817/870-2800	Gary D. Simpson Senior Vice President Investor Relations & Finance XTO Energy Inc. 817/870-2800

This release can be found at http://www.xtoenergy.com.

Statements made in this news release, including those relating to proved reserves, development costs, production growth targets, ongoing momentum, future growth through drilling and additional purchases and net revenue adjustments are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, failure to close the acquisition, failure to obtain consents from third parties, the availability of drilling equipment, the timing and results of drilling activity, higher than expected production costs and other expenses and ability to acquire properties that meet our objectives. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

Reserve estimates and estimates of reserve potential or upside with respect to the pending acquisitions were made by our internal engineers without review by an independent petroleum engineering firm. Data used to make these estimates were furnished by the sellers and may not be as complete as that which is available for our owned properties. We believe our estimates of proved reserves comply with criteria provided under rules of the Securities and Exchange Commission.